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                                                                 Exhibit 5.1



                                  June 18, 2003


Education Management Corporation
210 Sixth Avenue
Pittsburgh, PA  15222

Ladies and Gentlemen:

         I am Assistant General Counsel of Education Management Corporation (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), and an indetermination amount of interests of participation, which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the Education Management Corporation Retirement Plan (the "Plan").

         I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                              Very truly yours,


                                              /s/  Kathleen Clover
                                              --------------------------
                                              Kathleen Clover